UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2009

SYNUTRA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33397	13-4306188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd., Suite 500, Rockville, MD	20850
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code:  (301) 840-3888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

On September 9, 2009, two subsidiaries of Synutra International, Inc., Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd. (“Shengyuan Dairy”) and Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd. (“Cow Breeding”) entered into an asset purchase agreement (the “Agreement”) with Heilongjiang Wondersun Dairy Co., Ltd. (“Wondersun”), to sell three dairy farms and two milk processing factories in China for approximately $28.9 million.  The Company issued a press release announcing the entry into the Agreement, attached hereto as Exhibit 99.1 and incorporated herein by reference.

The facilities being sold are all located at Junchuan State Ranch in Luobei County, Heilongjiang Province.  The three dairy farms being sold by Cow Breeding total 147.5 acres, and include one operational farm of 17.3 acres and two farms under construction totaling 103.2 acres.  The two milk powder production facilities being sold by Shengyuan Dairy comprise an operational plant with an annual capacity of 7,000 tons of powdered formula and a newly constructed factory with an expected capacity of 15,000 tons of powdered formula.

The total purchase price is to be paid in four installments, subject to certain contingencies.  Wondersun is to pay 20% of the total purchase price within five business days after the signing of the Agreement.  An installment of 50% is due within five business days after the newly constructed factory passes an inspection and the assets are transferred in accordance with the Agreement and another installment of 20% is due within five business days after the newly constructed factory has a satisfactory two-month test run, as determined by the parties to the Agreement.  The last installment of 10% is due in one year after Wondersun accepts the assets transferred under the Agreement.

Pursuant to the Agreement, Shengyuan Dairy will no longer construct or purchase any new milk powder production facilities within Luobei County, nor will it expand any of its current facilities within Luobei County.  In addition, Wondersun will have a first refusal right for any future sale by Shengyuan Dairy of Heilongjian Mingshan Dairy Co., Ltd. (which is located in Luobei County and engaged in raw milk processing and the production of powdered formula), or its assets.

The Agreement contains customary representations and warranties. The representations and warranties were made only as of the date of the Agreement and have been made solely for the benefit of the parties to the Agreement and should not be relied on by any other person except as specified in the Agreement.  The Agreement provides for rescission by either party in the event of the breach of certain representations, warranties and covenants by the other party, and for the party in breach to indemnify and pay certain penalties to the other party in connection with any losses resulting from such breaches.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the copy of Agreement, filed with this current report on Form 8-K as Exhibit 2.1, and incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(d) Exhibits

2.1
Asset Purchase Agreement dated as of September 9, 2009 among Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd., Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd. and Heilongjiang Wondersun Dairy Co., Ltd.

99.1	Text of press release issued by Synutra International, Inc. dated September 9, 2009.

This 8-K includes forward-looking statements.  Although Synutra International, Inc. believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Synutra International’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.

By:	/s/ Weiguo Zhang
Name:	Weiguo Zhang
Title:	President and Chief Operating Officer

Date:     September 15, 2009

EXHIBIT INDEX

Exhibit Number	Description

2.1
Asset Purchase Agreement dated as of September 9, 2009 among Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd., Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd. and Heilongjiang Wondersun Dairy Co., Ltd.

99.1	Text of press release issued by Synutra International, Inc. dated September 9, 2009